UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2024 (June 1, 2024)

Riot Platforms, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-33675	84-1553387
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3855 Ambrosia Street, Suite 301

Castle Rock, CO 80109

(Address of principal executive offices)

(303) 794-2000

(Registrant’s telephone number, including area code)

(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value per share	RIOT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Operating Officer

Effective as of June 1, 2024, Riot Platforms, Inc. (“Riot” or the “Company”) appointed Mr. Stephen Howell, 48, to Chief Operating Officer (“COO”) of the Company. As COO, Mr. Howell will oversee the Company’s operations and execution of its strategic growth initiatives, including integration of new development projects and other strategic acquisitions.

Mr. Howell previously served as Chief Executive Officer of the Company’s subsidiary, ESS Metron, LLC, a leading manufacturer of power distribution centers, portable substations, low and medium voltage switchgear, custom controls and relays (“ESS Metron”), from December 2021 through May 2024, and as its Director of Business Development – South, from October 2019 through December 2021. Mr. Howell will continue to serve as CEO of ESS Metron until a successor is appointed. Prior to joining ESS Metron, Mr. Howell served as VP, Senior Sales Representative at Castleman Power Systems International, LLC, a power developer and technology solutions provider, from October 2011 through October 2019. From 2000 through 2011, Mr. Howell served in leadership roles with several leading companies in the electrical distribution systems engineering and sales space. Mr. Howell holds dual Bachelor of Science degrees in industrial distribution and marketing from the University of Alabama at Birmingham.

Executive Employment Agreement

The Company and Mr. Howell entered into an Executive Employment Agreement, dated effective as of June 1, 2024, in connection with his appointment as COO (the “Employment Agreement”), under the Company’s form Executive Employment Agreement, as previously adopted by the Compensation and Human Resources Committee of the Company’s Board of Directors (the “Committee”) and disclosed by the Company as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 3, 2022.

The Employment Agreement provides for the following compensation and benefits, in exchange for Mr. Howell’s service as the Company’s COO:

●	an annual base salary of $400,000;
●	eligibility to receive discretionary annual cash incentive payments under Riot’s Annual Incentive Plan (“AIP”), with a target value of 100% of the base salary paid to Mr. Howell in the applicable calendar year. Such annual incentive payments will be paid based on the Company’s achievement of certain pre-established annual business operating metrics, as well as Mr. Howell’s successful completion of personal performance targets, as determined by the Committee;
●	eligibility to receive, at the Committee’s discretion, grants of equity compensation under Riot’s 2019 Equity Incentive Plan, as amended, (the “Equity Plan”) or any successor thereto, including under the Long-Term Incentive Program (the “LTIP”) adopted by the Committee under the Equity Plan as of July 13, 2023. The amount, vesting schedule, and performance objectives of such awards (if any), shall be determined by the Committee, in its discretion, and shall be granted subject and pursuant to equity awards agreements consistent with grants made to Riot’s other executive officers;
●	eligibility to participate in Riot’s §401(k) plan, Executive Wellness Program, and other employee benefit plans, at such levels and on such terms and conditions consistent with Riot’s other executive officers. Mr. Howell is also eligible to receive reimbursement for qualifying employee business expenses, in accordance with the Company’s Employee Business Expense Reimbursement Policy; and
●	eligibility to receive, subject to his execution and delivery of a severance agreement in form acceptable to Riot, severance benefits in connection with the termination of his employment (except in the event of a termination for cause or without good reason), in amounts and on terms consistent with other Company officers, as described in the Company’s form Executive Employment Agreement.

Prior to his appointment as COO, Mr. Howell was enrolled in the LTIP and granted an unvested and contingent award of up to 373,927 shares of Riot’s common stock, no par value per share, (“Shares”), as of July 1, 2023, which are eligible to vest, if at all, over the three-year term of the award (the “2023 LTIP Award”). The 2023 LTIP Award consists of: (i) a service-based component of 24,643 restricted Shares, which are eligible to vest, if at all, in three approximately equal annual tranches, as of July 1, 2024, 2025, and 2026; and (ii) a performance-based component of up to 349,284 Shares, representing the maximum vesting amount achievable under the 2023 LTIP Award. Such performance award is eligible to vest, if at all, based on the relative performance of the Company’s common stock (“TSR”), compared to the performance of the Russell 3000 Index, during the three-year performance period commencing as of the grant date of the TSR award. Vesting of the 2023 LTIP Award is contingent upon Mr. Howell’s continuous appointment or service with the Company through the applicable vesting dates. Except as otherwise agreed by the Company, any Shares remaining unvested as of (i) the end of the award term or (ii) the termination of Mr. Howell’s service with the Company, whichever is earlier, will be automatically forfeited and returned to the Company without consideration.

There are no family relationships between Mr. Howell and any of the Company’s directors or executive officers and there are no arrangements or understanding between Mr. Howell and any other persons pursuant to which he was selected as an officer of the Company. There are no related party transactions between Mr. Howell and the Company.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIOT PLATFORMS, INC.

By:	/s/ Colin Yee
Name:	Colin Yee
Title:	Chief Financial Officer

Date: June 6, 2024